SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2015

TRUE DRINKS HOLDINGS, INC.
(Exact name of Registrant as specified in its Charter)

Nevada	001-32420	84-1575085
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

18552 MacArthur Blvd., Suite 325, Irvine, California 92612
(Address of principal executive offices)

(949) 203-3500
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01- Entry into a Material Definitive Agreement

See Item 2.03.

Item 2.03- Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On September 9, 2015, True Drinks Holdings, Inc. (the “Company”) began a private offering, to certain accredited investors (each an “Investor” and collectively, “Investors”), of: (i) senior subordinated secured promissory notes (the “SecuredNotes”) in the aggregate principal amount of up to $2.5 million (the “Maximum Offering Amount”); and (ii) and five-year warrants to purchase that number of shares equal to 15% of the principal amount of the Secured Note purchased by each Investor (“Warrants”), divided by the ten-day average closing price of the Company’s common stock, par value $0.01 per share (“Common Shares”) (the “Note Financing”). Each Secured Note will accrue interest at a rate of 12% per annum, and will mature one year from the date of issuance.

In connection with the Note Financing, on September 9, 2015, the Company sold Secured Notes in the aggregate principal amount of $600,000 and Warrants to purchase an aggregate total of 473,684 shares of Common Stock. The Secured Notes were offered and sold in transactions exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder. Each of the investors represented that it was an "accredited investor" as defined in Regulation D. The proceeds from the sale of the Secured Notes are expected to be used for general corporate purposes.

Item 3.02 - Unregistered Sales of Equity Securities.

See Item 2.03

Item 5.02- Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Robert Van Boerum as Chief Operations Officer

On September 11, 2015, the Company appointed Robert Van Boerum to serve as the Company’s Chief Operations Officer, and the Company and Mr. Van Boerum entered into a two-year employment agreement, a form of which is attached to this Current Report on Form 8-K as Exhibit 10.3 (the “Van Boerum Employment Agreement”).

Mr. Van Boerum has been an employee of the Company since 2012, and has handled a wide range of responsibilities, including marketing, operations, and information technology. Prior to his time with the Company, Mr. Van Boerum served Chief Information Officer for Regeneca International, Inc. from 2011 to 2012, and as Vice President of Corporate Strategy for AL International (JCOF) form 2009 to 2011. Mr. Van Boerum holds a B.S. in Management Information Systems form the University of Nevada- Las Vegas, and a MBA from San Diego State University.

Under the terms and conditions of the Van Boerum Employment Agreement, Mr. Van Boerum will receive a base salary of $14,583.33 per month. Mr. Van Boerum will also be eligible for an annual bonus equal to 30% of his salary, which bonus will be awarded at the sole discretion of the Company’s Compensation Committee, and is eligible to earn stock option compensation at the discretion of the Compensation Committee. The Van Boerum Employment Agreement may be terminated for “Cause”, if Mr. Van Boerum (a) is convicted of any fraud or embezzlement, (b) after written notice, willfully breaches or habitually neglects his duties and responsibilities, (c) commits acts of dishonesty, gross negligence or willful misconduct or (d) violates any law or regulation relating to the business operations of the Company that may have a material adverse effect on the Company. If the Company terminates Mr. Van Boerum’s employment for reasons other than for Cause, the Company shall pay a severance in an amount equal to six months of Mr. Van Boerum’s base salary.

Resignation of Kevin Sherman as the Company’s Chief Marketing Officer and appoint of Mr. Sherman to the Company’s Board of Directors

On September 9, 2015, Kevin Sherman tendered his resignation as the Company’s Chief Marketing Officer, and on September 13, 2015, the Company appointed Kevin Sherman to serve as a Director on the Company’s Board of Directors.

Mr. Sherman served as the Company’s Chief Marketing Officer from October 2012 until September 2015, managing the brand development of AquaBall™ Naturally Flavored Water. Prior to joining True Drinks, Mr. Sherman was the Vice President Strategy and Network Development and President of Retail for Bazi, Inc. He was instrumental in the development of Bazi’s All-Natural formula and spearheaded the concept of all-natural energy. Prior to Bazi, Mr. Sherman served as the Senior Manager of Network Development of Product Partners LLC from May 2008 to May 2009, chief operating officer of Hand & Associates from January 2008 to May 2008, and as the director of development and principal of Holy Innocents School from August 2007 to December 2007. Mr. Sherman also served as the principal of Saints Peter and Paul School from January 2004 to August 2007.

Except as otherwise disclosed herein, there are no related party transactions between the Company and Mr. Sherman that would require disclosure under Item 404(a) of Regulation S-K, or arrangements or understandings in connection with Mr. Sherman’s appointment to the Board.

Item 9.01- Financial Statements and Exhibits

See Exhibit Index.

Disclaimer

The foregoing descriptions of the Secured Notes, Warrants and Van Boerum Employment Agreement do not purport to be complete, and are qualified in their entirety by reference to the form of Secured Note, form of Warrant and full text of the Van Boerum Employment Agreement, attached hereto as Exhibits 10.1, 10.2 and 10.3 respectively, and are incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUE DRINKS HOLDINGS, INC.

Date: September 11, 2015	By:	/s/ Daniel Kerker
Daniel Kerker
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of Senior Subordinated Secured Promissory Note
10.2	Form of Warrant
10.3	Employment Agreement, by and between the Company and Robert Van Boerum, dated September 9, 2015